UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2017 (January 13, 2017)

xG Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35988	20-585-6795
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

240 S. Pineapple Avenue, Suite 701, Sarasota, FL	34236
(Address of principal executive offices)	(ZipCode)

Registrant's telephone number, including area code: (941) 953-9035

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

Amendment to Business Purchase Agreement

As previously disclosed on Current Report to Form 8-K filed by xG Technology, Inc. (the “Company”) on December 19, 2016, on December 16, 2016, the Company entered into a Business Purchase Agreement (the “Business Purchase Agreement”) by and between: (i) the Company; (ii) Vislink PLC, an England and Wales registered limited company (the “Guarantor”); (iii) Vislink International Limited, an England and Wales registered limited liability company (the “U.K. Seller”); and (iv) Vislink Inc., a Delaware corporation (the “U.S. Seller”, and together with the UK Seller, “VCS” or the “Sellers”), pursuant to which the Sellers will sell and the Company will purchase certain assets and liabilities relating to the hardware segment of the Sellers (the “Transaction”).

On January 13, 2017 (the “Amendment Effective Date”), the Company and the Sellers entered into a Deed of Variation to the Business Purchase Agreement (the “Amendment”), whereby the Company and the Sellers agreed to amend the form of consideration used to satisfy the purchase price paid in order to close the Transaction. Pursuant to the Amendment, on February 2, 2017, or on the day on which the Amended Approval Condition (as defined below) is satisfied (the “Amended Closing Date”), the Company will deliver to the Sellers: (i) $6,500,000 in cash consideration; and (ii) $9,500,000 in promissory notes, which will be due within 45 days of the Amended Closing Date and the terms of which are still to be negotiated. Additionally, the Guarantor is required to pass, at a duly convened meeting of the shareholders of the Guarantor, the Amendment Approval Resolution set out in the circular dispatched to its shareholders pursuant to the Business Purchase Agreement (the “Amended Approval Condition”). The Company released the $6,500,000 into escrow on Friday, January 13, 2017. If the Amended Closing Date does not occur by February 10, 2017, the $6,500,000 will be returned to the Company.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment, attached hereto as Exhibit 10.1.

Settlement Agreement

As previously disclosed on Current Report to Form 8-K filed by the Company on April 18, 2016, on April 12, 2016, the Company, in connection with its acquisition of certain liabilities and assets of Integrated Microwave Technologies, LLC (“IMT”) entered into an Asset Purchase Modification Agreement (the “Asset Purchase Modification Agreement”) with IMT. On January 13, 2017, IMT assigned the Company’s remaining obligations to it under the Asset Purchase Modification Agreement to institutional investors (the “New Holders”).

On January 13, 2017, the Company and the New Holders entered into a settlement agreement (the “Settlement Agreement”), whereby the Company and MEF agreed to amend certain terms of the Asset Purchase Modification Agreement. Pursuant to the Settlement Agreement, in consideration for extending the due date from December 31, 2016, and other consideration, the remaining obligation will be increased to a principal amount of $1,358,939, which amount includes all previously accrued and unpaid interest. As a result, the due date of the obligation was extended to July 15, 2017. All other terms of the Asset Purchase Modification Agreement will remain in effect. Additionally, pursuant to the Settlement Agreement, the New Holders were granted a limited right of participation to participate in certain future financings of the Company.

The foregoing description of the Settlement Agreement is not complete and is qualified in its entirety by reference to the full text of the Settlement Agreement, attached hereto as Exhibit 10.2.

Item 8.01 Other Events.

On January 13, 2017, the Company issued a press release announcing the Amendment, a copy of which is attached as Exhibit 99.1 and incorporated herein by reference.

On January 17, 2017, the Company issued a press release regarding an update on its obligations owed to IMT, a copy of which is attached as Exhibit 99.2 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
10.1	Deed of Variation to Business Purchase Agreement, by and between xG Technology, Inc., Vislink PLC, Vislink International Limited and Vislink Inc., dated January 13, 2017.
10.2	Settlement Agreement
99.1	Press Release dated January 13, 2017.
99.2	Press Release dated January 17, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 18, 2017		xG TECHNOLOGY, INC.

	By:	/s/ Roger Branton
Name: Roger Branton
Title: Chief Financial Officer